As filed with the Securities and Exchange Commission on June 4, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PennyMac Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-1098934 (I.R.S. Employer Identification No.)

3043 Townsgate Road Westlake Village, California (Address of principal executive offices)	91361 (Zip Code)

PennyMac Financial Services, Inc. Executive Deferred Compensation Plan
(Full title of the plan)

Derek W. Stark

Senior Managing Director, Chief Legal Officer and Secretary
PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361

(Name and address of agent for service)

(818) 224-7442
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by PennyMac Financial Services, Inc. (the “Registrant”) for the purpose of registering $150,000,000 of deferred compensation obligations of the Registrant under the PennyMac Financial Services, Inc. Executive Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) promulgated under the Securities Act. In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by the Registrant with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 21, 2024;

(b)	All other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the SEC) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)	Description of common stock contained in its Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Under the Plan, the Registrant will provide a select group of management or highly compensated employees of the Registrant (each, a “Participant”) with the opportunity to defer a specified percentage of their pre-tax compensation, including salary, annual bonus, restricted stock units and performance stock units grants (“Stock Grants”). The securities being registered pursuant to this Registration Statement represent unsecured general obligations of the Registrant (the “Obligations”) to pay deferred compensation in the future in accordance with the terms of the Plan. The Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants. The Registrant does not guarantee the performance of any of the investment measurement options available to Participants under the Plan, nor does it guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

        Under the Plan, Participants may make annual irrevocable elections to defer a specified portion of their compensation, including Stock Grants. The Registrant will credit an amount equal to the compensation deferred by a Participant to that Participant’s deferral account under the Plan. In addition, the Registrant may credit discretionary contributions to a notional company account established for each participant in an amount determined by the Registrant in its sole discretion. Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the Participant from a list of funds designated by the Registrant. Participants are at all times 100% vested in the amounts credited to their deferral accounts, but Registrant contributions may be subject to vesting requirements. Participants will be eligible to receive distributions of the Deferred Compensation Obligations at pre-selected specified dates prior to their termination of employment or at or after their termination of employment in a lump sum or installments pursuant to elections made under the rules of the Plan. Key employees must wait at least six months after termination of employment, other than as a result of death, to receive a distribution.

        The obligations of the Registrant under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Registrant to pay deferred compensation in the future to Participants in accordance with the terms of the Plan from the general assets of the Registrant, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan other than a claim for benefits by a Participant or his or her beneficiary(ies) will be null and void. The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. There is no trading market for the Deferred Compensation Obligations. The Deferred Compensation Obligations are not convertible into another security of the Registrant.

        The Registrant reserves the right to amend the Plan at any time. Any such amendment shall not reduce the vested deferral account balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary termination of employment on such date).

        The Registrant may also terminate the Plan at any time and for any reason. Upon the termination of the Plan, distributions shall be made to Participants in the normal course, but the Registrant may accelerate distributions to the extent permitted by applicable law. The termination of the Plan will not adversely affect the right of a Participant who has become entitled to benefits under the Plan; provided however, that the Registrant has the right to accelerate installment payments without a premium or prepayment penalty by paying the Obligation in a lump sum and without any liability on account of adverse tax consequences from an early or accelerated payment.

        The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their compensation. The duration of the Plan is indefinite (subject to the Registrant’s ability to terminate the Plan).

     The foregoing is not a complete description of the Obligations and is qualified in its entirety by reference to the terms of the Plan document.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

    The Registrant’s amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

     The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

     In addition, Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of officers who have consented to service of process to the registered agent of the corporation (such officers, “senior officers”) for monetary damages for breach of the senior officer’s fiduciary duty. The Registrant’s amended and restated certificate of incorporation does not currently include such a provision, although the Registrant may adopt such a provision in the future.

    Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also to provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

    These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed

    Not Applicable.

Item 8. Exhibits

    The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Exhibit Description
5.1*	Legal opinion of Goodwin Procter LLP
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Goodwin Procter LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)
24.1*	Power of attorney (included on the signature page to this Registration Statement)
99.1*	PennyMac Financial Services, Inc. Executive Deferred Compensation Plan
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, State of California, on this fourth day of June, 2024.

PENNYMAC FINANCIAL SERVICES, INC.

By:	/s/ Derek W. Stark
Derek W. Stark
Senior Managing Director, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Spector and Derek W. Stark, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David A. Spector	Chairman and Chief Executive Officer	June 4, 2024
David A. Spector	(principal executive officer)

/s/ Daniel S. Perotti	Senior Managing Director and Chief Financial Officer	June 4, 2024
Daniel S. Perotti	(principal financial officer)

/s/ Gregory L. Hendry	Chief Accounting Officer	June 4, 2024
Gregory L. Hendry	(principal accounting officer)

/s/ Doug Jones	Director, President and Chief Mortgage Banking Officer	June 4, 2024
Doug Jones

/s/ James Hunt	Director	June 4, 2024
James Hunt

/s/ Jonathon S. Jacobson	Director	June 4, 2024
Jonathon S. Jacobson

/s/ Patrick Kinsella	Director	June 4, 2024
Patrick Kinsella

/s/ Joseph Mazzella	Director	June 4, 2024
Joseph Mazzella

/s/ Anne D. McCallion	Director	June 4, 2024
Anne D. McCallion

/s/ Joseph Mazzella	Director	June 4, 2024
Joseph Mazzella

/s/ Farhad Nanji	Director	June 4, 2024
Farhad Nanji

/s/ Jeffrey Perlowitz	Director	June 4, 2024
Jeffrey Perlowitz

/s/ Lisa Shalett	Director	June 4, 2024
Lisa Shalett

/s/ Theodore Tozer	Director	June 4, 2024
Theodore Tozer
/s/ Emily Youssouf	Director	June 4, 2024
Emily Youssouf